Exhibit 7.4

[***] Certain information in this document has been excluded pursuant to the Instruction to Item 17 of Form 1-A (including the specific instructions in “Exhibit 7” to such Item 17). Such excluded information is not material, is the type that the issuer treats as private or confidential.

THIRD AMENDMENT TO ACQUISITION AGREEMENT

This Third Amendment to Acquisition Agreement is entered into as of August 21, 2023 between Fractional Ownership Holdings, LLC (“F.O.H.” or “Parent”), F.O.H. Acquisition Inc., a Delaware corporation (“Merger Sub”), and Collectable Technologies, Inc. (“CTI” or the “Company”) and, only to the extent and for the purposes explicitly provided for in the Agreement, Phil Neuman, an individual (“Neuman”).

The parties entered into an Acquisition Agreement on June 16, 2023 (the “Agreement”) for the acquisition by F.O.H. of CTI through a statutory merger. The parties entered into the First Amendment to the Agreement effective June 30, 2023, a copy of which is annexed hereto as Exhibit A-1 (the “First Amendment”). The parties entered into the Second Amendment to the Agreement effective July 13, 2023, a copy of which is annexed hereto as Exhibit A-2 (the “Second Amendment”). The First Amendment and the Second Amendment remain in full force and effect. This Third Amendment further amends the Agreement. To the extent provisions of this Third Amendment conflict with provisions of the Agreement, the First Amendment, or the Second Amendment, the provisions of this Third Amendment govern and supersede any such conflicting provision.

The Agreement, as amended by the First Amendment and the Second Amendment, is hereby further amended as follows:

1. The parties agree that the Schedule of Merger Costs set forth at Exhibit A-3 is adopted as the Schedule of Merger Costs. The aggregate amount to be distributed to the Company’s Securityholders is $1,352,889. This explicitly supersedes any earlier amount set forth in the Second Amendment or elsewhere.

2. The updated Confidential Disclosure Memorandum, initially circulated on June 16, 2023, is attached hereto as Exhibit A-4.

3. It is agreed that Acquiom Financial LLC (“Acquiom”) will act as the “Exchange Agent” as defined in the Agreement, which is also known as the “Escrow Agent.” The “Payment Administration Agreement” between Acquiom, the Company, F.O.H., and four designated individual holders of Company Preferred Stock, acting by majority, solely in their capacity as the representative of the Company Securityholders, as that term is defined in the First Amendment to the Agreement (the “Representative”), is attached hereto as Exhibit A-5. Acquiom shall also act as the Escrow Agent under a separate agreement regarding Company’s obligations under its commercial lease, which agreement is annexed hereto as Exhibit A-6 (the “Lease Escrow Agreement”). The “Spreadsheet” as defined in the Payment Administration Agreement is attached hereto as Exhibit A-7. The Payment Administration Agreement, the Lease Escrow Agreement and the Spreadsheet are collectively referred to herein as the “Exchange Agent Agreements.”

4. The “Pre-Closing Date” is hereby defined as the date on which (i) the items set forth, infra, at paragraph 5 have been delivered to counsel for the parties to be held in escrow pending the Pre-Closing Date; and (ii) F.O.H. submits to FINRA a “Continuing Membership Application” (the “CMA”) in such form reviewed and approved by the parties to approve F.O.H. as the indirect owner of the Company’s subsidiary, Collectable Securities LLC (“CSEC”). This definition of “Pre-Closing Date” replaces all prior definitions of “Pre-Closing” or “Pre-Closing Date.”

5. The following items shall be delivered to the counsel or the entity specified below to be held in escrow pending the Pre-Closing Date:

a.	The Exchange Agent Agreements fully executed by the parties shall be delivered to the Exchange Agent.

b.	F.O.H. will deliver to the Company’s counsel, Gerard O’Conner, the executed closing certificate attached as Exhibit A-8, as required by Section X.A of the Agreement, to be held in escrow pending the Pre-Closing Date.

c.	The Company’s Board of Directors shall deliver to F.O.H.’s counsel, Edward Griffith, valid and binding resolutions (the “Board Resolutions”) appointing Phil Neuman as a Director effective on the Pre-Closing Date and acknowledging that all current Directors and Officers of the Company have resigned effective on the Pre-Closing Date, to be held in escrow pending the Pre-Closing Date.

6. On the Pre-Closing Date, the following shall occur:

a.	F.O.H. shall:

i.	wire transfer $1,100,000 to the account designated by the Exchange Agent under the Payment Administration Agreement and the Company will wire transfer the remainder of $252,889 from its operating account to the same account. It is agreed and understood that the deposits are final and without recourse of any kind and all amounts so deposited are to be distributed to the Company Securityholders pursuant to the Spreadsheet.

ii.	F.O.H. will wire transfer the amount of $172,000 to the account designated by the Exchange Agent under the Lease Escrow Agreement.

b.	The Company’s counsel, Gerard O’Connor, shall:

i.	Deliver the fully executed Exchange Agent Agreements to the Exchange Agent.

ii.	Release the closing certificate to the Representative.

c.	F.O.H.’s counsel, Edward Griffith, shall:

	i.	Release the Board Resolutions to F.O.H.

d.	The Company shall:

i.	Pay the expenses as set forth in the Schedule of Merger Costs, including such other ordinary course payables as the Company may deem appropriate and as agreed by Buyer to be paid at the Pre-Closing; provided that the parties agree that regardless of the timing of any payment, all expenses liabilities and obligations of the Company whatever shall remain obligations of the Company and, after the effectiveness of the Merger, the Surviving Corporation.

ii.	Convert the existing director and officer liability insurance policy into a six-year run-off beginning as of the Pre-Closing.

7. Paragraph XV of the First Amendment is eliminated and Section I.C. of the Agreement, which was modified by paragraph XV of the First Amendment, is reinstated as originally drafted. The Closing Deadline set forth in Section V of the Agreement, which was extended to September 1, 2023 under Section XII of the First Amended, is hereby eliminated. Section XIV of the First Amendment is hereby eliminated.

8. F.O.H. shall be responsible for causing the Certificate of Merger 3 to be filed with the Delaware Secretary of State after the Pre-Closing. It is understood that F.O.H. intends, for its business purposes, to time the filing and/or the effectiveness of the Merger Certificate in support of its efforts to gain FINRA approval of the CMA (the “Effectiveness Plan”). F.O.H. shall have full discretion to carry out the Effectiveness Plan subject only to applicable law, without the consent or approval of the Representative or any other person. In consideration thereof, F.O.H., Merger Sub, and Neuman hereby fully and finally release and discharge, as a general release, the Company and each of its affiliated entities, officers, directors, shareholders, employees, attorneys, representatives, agents, successors and assigns, from any and all claims, expenses, fees, charges, and third party claims of any kind arising out of F.O.H.’s carrying out of the Effectiveness Plan or any failure of the Merger Certificate to take effect or of FINRA to approve the CMA, including without limitation any amounts paid by F.O.H. hereunder before or after the date hereof in connection with the merger or the Effectiveness Plan.

9. The Agreement, as amended by the First Amendment, the Second Amendment, and this Third Amendment, together with all exhibits and documents incorporated therein, represent the parties’ entire agreement. On and after the Pre-Closing Date, neither the Agreement nor any Exchange Agent Agreement may be further amended for any reason without a writing signed by all parties and the consent a majority of the individuals named as “Representative” in the Payment Administration Agreement.

*   *   *

IN WITNESS WHEREOF, the parties have caused this Third Amendment to Acquisition Agreement to be executed by a duly authorized representative as of the date first written above.

COLLECTABLE TECHNOLOGIES, INC.

By:	/s/ Jarod Winters
Jarod Winters, President
jwinters@collectable.com

F.O.H., LLC

/s/ Phil Neuman
By:	Phil Neuman, Manager

MERGER SUB

/s/ Phil Neuman
By:	Phil Neuman, President

/s/ Phil Neuman
Phil Neuman, individually

Pursuant to the instructions in Item 17 of Form 1-A (including the specific instructions in “Exhibit 7” to such Item 17, the following schedules and exhibits to the foregoing Third Amendment to Acquisition Agreement have been omitted:

●	Exhibit A-1 – First Amendment to Acquisition Agreement (filed as Exhibit 7.2 to this Semi-Annual Report on Form 1-SA

●	Exhibit A-2 – Second Amendment to Acquisition Agreement (filed as Exhibit 7.3 to this Semi-Annual Report on Form 1-SA

●	Exhibit A-3 – Schedule of Merger Costs

●	Exhibit A-4 – Updated Confidential Disclosure Memorandum

●	Exhibit A-5 – Payment Administration Agreement

●	Exhibit A-6 – Lease Escrow Agreement

●	Exhibit A-7 – Payment Administration Agreement Spreadsheet

●	Exhibit A-8 – FOH Closing Certificate